Exhibit 99.1

Midstates Petroleum Company, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended December 31, 2012		For the Twelve Months Ended December 31,
	2012	2011	2012	2011

REVENUES:
Oil sales	$72,149	$54,646	$218,430	$177,464
Natural gas sales	7,944	5,851	16,030	20,665
Natural gas liquid sales	9,310	5,735	23,617	15,683
Gains (Losses) on commodity derivative contracts — net (1)	(910)	(27,285)	(11,158)	(4,844)
Other	422	205	754	465

Total revenues	88,915	39,152	247,673	209,433

EXPENSES:
Lease operating and workover	11,543	5,981	30,500	16,117
Severance and other taxes	6,823	4,588	24,921	13,640
Asset retirement accretion	260	129	723	334
General and administrative	11,573	37,307	30,541	68,915
Acquisition and transaction costs	12,209	—	14,884	—
Depreciation, depletion, and amortization	38,960	29,068	125,561	91,699

Total expenses	81,368	77,073	227,130	190,705

OPERATING INCOME (LOSS)	7,547	(37,921)	20,543	18,728

OTHER INCOME (EXPENSE)
Interest income	15	8	245	23
Interest expense — net of amounts capitalized	(9,411)	(1,359)	(12,999)	(2,094)

Total other income (expense)	(9,396)	(1,351)	(12,754)	(2,071)

INCOME (LOSS) BEFORE TAXES	(1,849)	(39,272)	7,789	16,657

Income tax expense (benefit)	561	—	157,886	—

NET INCOME (LOSS)	$(2,410)	$(39,272)	$(150,097)	$16,657

Undeclared preferred stock dividend - at Company option, payable in shares upon conversion or in cash	(6,500)	—	(6,500)	—

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(8,910)	$(39,272)	$(156,597)	$16,657

Loss per share (2)
Basic and Diluted	$(0.14)	N/A	$(2.61)	N/A

Weighted average shares outstanding (2)
Basic and Diluted	65,634	N/A	59,979	N/A

(1)         Includes an insignificant realized gain on commodity derivatives for the three months ended December 31, 2012. Includes $4.6 million, $15.8 million and $16.7 million of realized losses on commodity derivatives for the three months ended December 31, 2011, the twelve months ended December 31, 2012 and the twelve months ended December 31, 2011.

(2)         For the twelve months ended December 31, 2012, the calculations of loss per share and weighted average shares outstanding are pro forma.